UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 12, 2025

INTELLIGENT BIO SOLUTIONS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39825	82-1512711
(State of Incorporation)	(Commission File Number)	(IRS employer identification no.)

135 West 41st Street, 5th Floor

New York, NY 10036

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (646) 828-8258

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	INBS	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.03. Material Modifications of Rights of Security Holders.

To the extent required by Item 3.03 of Form 8-K, the information contained in Item 5.03 herein is incorporated by reference into this Item 3.03.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

At the annual meeting of stockholders of Intelligent Bio Solutions Inc. (the “Company”) held on October 16, 2025, the Company’s stockholders approved an amendment to the Company’s Amended and Restated Certificate of Incorporation (the “Amendment”) to effect a reverse stock split at a ratio of not less than 1-for-2 and not more than 1-for-10 at any time within 12 months following the date of such stockholder approval, with the exact ratio to be set within this range by the Company’s Board of Directors (the “Board”) at its sole discretion without further approval or authorization of the Company’s stockholders.

Pursuant to the authority granted by the Company’s stockholders, the Board approved a one-for-ten (1-for-10) reverse stock split (the “Reverse Stock Split”) of the Company’s common stock and the filing of the Amendment to effect the Reverse Stock Split. The Amendment was filed with the Secretary of State of the State of Delaware on December 12, 2025, and the Reverse Stock Split will become effective in accordance with the terms of the Amendment at 11:59 p.m. Eastern Time on December 15, 2025 (the “Effective Time”). The Amendment provides that, at the Effective Time, every ten (10) shares of the Company’s issued and outstanding common stock will automatically be combined into one (1) issued and outstanding share of common stock, without any change in par value per share, which will remain $0.01.

As a result of the Reverse Stock Split, the number of shares of common stock outstanding will be reduced from approximately 9,595,335 shares as of December 14, 2025, to approximately 959,533 shares immediately following the Reverse Stock Split. The number of authorized shares of common stock will remain at 100 million shares.

As a result of the Reverse Stock Split, proportionate adjustments will be made to the per share exercise price and the number of shares issuable upon the exercise or vesting of outstanding stock options, restricted stock unit awards and warrants. In addition, the number of shares reserved for issuance under the Company’s 2019 Plan will be reduced proportionately.

The Reverse Stock Split will become effective at the Effective Time, and the Company’s common stock is expected to begin trading on a Reverse Stock Split-adjusted basis on The Nasdaq Capital Market at the open trading on December 16, 2025. The trading symbol for the Company’s common stock will remain “INBS.” The Company’s post-Reverse Stock Split common stock will have a new CUSIP number (CUSIP No. 36151G709), and the par value and other terms of the common stock are not affected by the Reverse Stock Split.

No fractional shares will be issued as a result of the Reverse Stock Split; instead, the Company will pay cash (without interest) in lieu of fractional shares in an amount equal to such fraction multiplied by the average of the closing sale prices of the Company’s common stock during regular trading hours for the five consecutive trading days immediately preceding the date of the Reverse Stock Split on Nasdaq. The share amounts set forth above do not take into account any shares that may be paid for in connection with the foregoing treatment of fractional shares.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, a copy of which is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

Item 8.01. Other Events.

On December 12, 2025, the Company issued a press release announcing that it will effect a 1-for-10 reverse stock split of its common stock that will become effective at 11:59 pm Eastern Time on December 15, 2025. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The table below sets forth the impact of the Reverse Stock Split on the Company’s net loss per common share - basic and diluted; weighted average common shares outstanding - basic and diluted; and shares issued and outstanding, for the years ended June 30, 2025, and June 30, 2024; and for the three months ended September 30, 2025, and September 30, 2024:

	PRE-SPLIT		POST-SPLIT
	12 Months Ended		12 Months Ended
	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024

Net Loss	$(10,568,733)	(10,156,759)	$(10,568,733)	(10,156,759)

Shares Outstanding
Basic	5,273,643	1,592,746	527,365	159,275
Diluted	5,273,643	1,592,746	527,365	159,275

Loss Per Share
Basic	$(2.00)	(6.38)	$(20.04)	(63.77)
Diluted	$(2.00)	(6.38)	$(20.04)	(63.77)

	PRE-SPLIT		POST-SPLIT
	3 Months Ended		3 Months Ended
	Sep 30, 2025	Sep 30, 2024	Sep 30, 2025	Sep 30, 2024

Net Loss	$(2,983,006)	(2,685,633)	$(2,983,006)	(2,685,633)

Shares Outstanding
Basic	8,546,934	3,811,090	854,694	381,109
Diluted	8,546,934	3,811,090	854,694	381,109

Loss Per Share
Basic	$(0.35)	(0.70)	$(3.49)	(7.05)
Diluted	$(0.35)	(0.70)	$(3.49)	(7.05)

Item 9.01. Financial Statements and Exhibits.

No.	Description
3.1	Certificate of Amendment to Amended and Restated Certificate of Incorporation
99.1	Press Release, dated December 12, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 12, 2025
INTELLIGENT BIO SOLUTIONS INC.

	By:	/s/ Spiro Sakiris
	Name:	Spiro Sakiris
	Title:	Chief Financial Officer